Exhibit 99.1

Solta Medical Reports Fourth Quarter and Full Year 2009 Results

Provides Financial Goals for 2010

Conference Call Today at 8:30am Eastern to Discuss Financial Results

and Acquisition of Aesthera Corporation

HAYWARD, Calif., February 23, 2010 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the fourth quarter and full year ended December 31, 2009. Revenue for the fourth quarter was in-line with the preliminary forecast provided on January 8, 2010.

Revenue for the fourth quarter was $28.4 million, an increase of approximately $18.9 million, or 197%, as compared to the fourth quarter 2008 revenue of $9.5 million reflecting increased revenue as a result of the acquisition of Reliant Technologies, Inc. on December 23, 2008. Solta Medical’s reported results for the fourth quarter of 2009 include non-cash charges of $1.2 million related to the acquisition of Reliant Technologies and non-cash stock based compensation charges of $0.8 million. The GAAP net loss for the quarter including these charges was $0.3 million, or $0.01 per share as compared to a net loss of $15.0 million, or $0.57 per share reported for the fourth quarter of 2008. Non-GAAP net income for the quarter excluding these charges was $1.7 million, or $0.03 per share on a diluted basis as compared to a non-GAAP net loss of $3.2 million, or $0.12 per share reported for the fourth quarter of 2008. Non-GAAP EBITDA for the fourth quarter was $2.3 million.

Revenue for the twelve months ended December 31, 2009 was $98.8 million, compared with $56.7 million for the full year 2008. Solta Medical’s reported results for the full year 2009 include non-cash charges of $7.1 million related to the acquisition of Reliant Technologies, non-cash stock based compensation charges of $3.2 million, and severance cost of $0.1 million. The GAAP net loss for the year including these charges was $11.2 million, or $0.23 per share as compared to a net loss of $16.4 million, or $0.67 per share reported for the full year 2008. Non-GAAP net loss for the full year excluding these charges was $0.8 million, or $0.02 per share as compared to a non-GAAP net income of $0.2 million, or $0.01 per share on a diluted basis reported for the full year 2008. Non-GAAP EBITDA for the full year 2009 was $1.6 million.

“We recently achieved some key milestones,” said Stephen J. Fanning, Chairman of the Board, President and CEO. “In the fourth quarter, we successfully ramped up production of our latest editions to the Fraxel and Thermage brands, the Fraxel re:store DUAL™ and the Thermage CPT™. These new products have been very well received by new and existing customers. In January, we secured additional equity financing of $17.2 million that served to further strengthen our balance sheet. In addition, today we announced the signing of a definitive agreement to acquire Aesthera Corporation. Aesthera’s Isolaz™ systems, with proprietary Photopneumatic™ technology for the treatment of acne, broaden Solta’s superior aesthetic solutions for physicians and further leverage our call point and worldwide distribution system.”

“While credit conditions remain difficult in the U.S. market, we were pleased that product revenue for the quarter was split evenly between domestic and international markets,” added Mr. Fanning. “In addition, revenue derived from Thermage and Fraxel brands was also evenly split for the quarter.”

Financial Goals for 2010

The Company provided its financial goals for 2010 as follows:

•	Revenue for the year in the range of $115 million to $120 million

•	Generate positive non-GAAP EBITDA every quarter of 2010

•	Achieve a non-GAAP gross margin in the range of 66% to 69% for the full year 2010 excluding non-cash amortization charges and non-cash acquisition related adjustments.

The financial goals include the acquisition of Aesthera Corporation which is expected to close by March 31, 2010.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, merger related costs, extraordinary loss on investments, and stock-based compensation expenses, all net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measures, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

Solta Medical will host a conference call and webcast today, Tuesday, February 23, 2010, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific) to discuss the financial results, the pending acquisition of Aesthera Corporation, and other current corporate developments. The dial-in number for the conference call is 877-941-8610 for domestic participants and 480-629-9819 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers. Both callers will need to use the Passcode 4230356#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients which enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry’s two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed worldwide. Thermage and Fraxel are the perfect complement for any aesthetic practice. Our products are available in over 100 countries. For more information about Solta Medical, call 877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial goals for 2010. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the market for the sale of these new products and initiatives does not develop as expected, the remaining risks and uncertainties with the integration process, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2008, its Form10-Q for the quarter ended September 30, 2009, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn,

Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890;

or investors,

Doug Sherk,

dsherk@evcgroup.com,

EVC Group, +1-415-896-6820, for Solta Medical, Inc.

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net revenue	$28,403	$9,549	$98,818	$56,681
Cost of revenue	10,970	3,404	40,565	15,066

Gross margin	17,433	6,145	58,253	41,615

Operating expenses:
Sales and marketing	10,460	6,671	38,931	27,001
Research and development	4,142	2,448	16,246	9,502
General and administrative	3,096	3,489	14,659	13,662
Acquired in-process R&D	—	9,060	—	9,060

Total operating expenses	17,698	21,668	69,836	59,225

Loss from operations	(265)	(15,523)	(11,583)	(17,610)
Interest and other income	30	553	462	2,334
Interest and other expense	(107)	(15)	(394)	(15)
Gain (loss) on investments	—	(225)	224	(1,088)

Loss before income taxes	(342)	(15,210)	(11,291)	(16,379)
Provision (benefit) for income taxes	(86)	(166)	(99)	14

Net loss	$(256)	$(15,044)	$(11,192)	$(16,393)

Net loss per share — basic	$(0.01)	$(0.57)	$(0.23)	$(0.67)

Net loss per share — diluted	$(0.01)	$(0.57)	$(0.23)	$(0.67)

Weighted average shares outstanding used in calculating net loss per share:
Basic	47,970,149	26,393,189	47,848,258	24,506,673

Diluted	47,970,149	26,393,189	47,848,258	24,506,673

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
GAAP Gross margin	$17,433	$6,145	$58,253	$41,615
Non-GAAP adjustments to gross margin:
Purchase price related charges	838	—	5,757	—
Stock-based compensation	66	47	241	190

Non-GAAP gross margin	$18,337	$6,192	$64,251	$41,805

Non-GAAP gross margin as % of sales	65%	65%	65%	74%

GAAP loss from operations	$(265)	$(15,523)	$(11,583)	$(17,610)
Non-GAAP adjustments to net loss from operations:
Acquired in-process R&D	—	9,060	—	9,060
Purchase price related charges	1,173	290	7,077	290
Severance expenses	—	977	118	977
Merger-related costs	—	353	—	1,487
Stock-based compensation	768	891	3,244	3,680

Non-GAAP income (loss) from operations	$1,676	$(3,952)	$(1,144)	$(2,116)
Depreciation expenses	663	407	2,708	1,405
Non-GAAP EBITDA	$2,339	$(3,545)	$1,564	$(711)

GAAP net loss	$(256)	$(15,044)	$(11,192)	$(16,393)
Non-GAAP adjustments to net loss:
Acquired in-process R&D	—	9,060	—	9,060
Purchase price related charges	1,173	290	7,077	290
Severance expenses	—	977	118	977
Merger-related costs	—	353	—	1,487
Loss on investments	—	225	—	1,088
Stock-based compensation	768	891	3,244	3,680

Non-GAAP net income (loss)	$1,685	$(3,248)	$(753)	$189

GAAP basic net loss per share	$(0.01)	$(0.57)	$(0.23)	$(0.67)
Non-GAAP adjustments to basic income (loss) per share:
Acquired in-process R&D	—	$0.34	—	0.37
Purchase price related charges	0.02	$0.01	0.15	0.01
Severance expenses	—	$0.05	0.00	0.04
Merger-related costs	—	$0.01	—	0.06
Loss on investments	—	$0.01	—	0.05
Stock-based compensation	0.02	$0.03	0.07	0.15

Non-GAAP basic net income (loss) per share	$0.04	$(0.12)	$(0.02)	$0.01

Non-GAAP diluted net income (loss) per share	$0.03	$(0.12)	$(0.02)	$0.01

GAAP weighted average shares outstanding used in calculating basic net loss per share	47,970,149	26,393,189	47,848,258	24,506,673

GAAP weighted average shares outstanding used in calculating diluted net loss per share	47,970,149	26,393,189	47,848,258	24,506,673
Adjustments for dilutive potential common stock	1,770,525	—	—	1,044,290

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	49,740,674	26,393,189	47,848,258	25,550,963

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$14,744	$7,556
Marketable investments	—	17,870
Accounts receivable, net	12,381	5,119
Inventories, net	14,117	18,304
Prepaid expenses and other current assets	4,748	4,074

Total current assets	45,990	52,923
Property and equipment, net	5,613	6,841
Purchased intangible assets, net	36,799	40,999
Goodwill	47,289	48,158
Other assets	458	247

Total assets	$136,149	$149,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$6,065	$8,080
Accrued liabilities	10,961	11,085
Accrued restructuring	7	3,549
Current portion of deferred revenue	4,534	3,658
Short-term borrowings	9,432	12,399
Customer deposits	529	288

Total current liabilities	31,528	39,059
Deferred revenue, net of current portion	612	688
Term loan, net of current portion	1,626	—
Non-current tax liabilities	1,862	1,464
Other liabilities	284	133

Total liabilities	35,912	41,344

Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shares authorized 48,077,028 and 47,758,823 shares issued and outstanding at December 31, 2009 and December 31, 2008	48	48
Additional paid-in capital	169,283	165,680
Deferred stock-based compensation	—	(2)
Accumulated deficit	(69,094)	(57,902)

Total stockholders’ equity	100,237	107,824

Total liabilities and stockholders’ equity	$136,149	$149,168